AGENCY SERVICES AGREEMENT

THIS AGENCY SERVICES AGREEMENT made as of the 24th day of September, 2003 by and between Fidelity Commonwealth Trust, a Massachusetts business trust and registered investment company under the Investment Company Act of 1940, as amended, with offices at 82 Devonshire Street, Boston, Massachusetts 02109 (the "Trust") and JPMorgan Chase Bank, a New York banking corporation with its principal place of business at 270 Park Avenue, New York, New York 10017 ("Bank").

PREMISE

Whereas, Bank, in its capacity as custodian of the Trust has been engaged to provide custody services to the Trust and its various portfolios pursuant to the terms of a Custody Agreement dated as of July 1, 2001 (the "Custody Agreement").

Whereas, the Trust intends to issue in respect of its portfolios listed on Exhibit I hereto (each a "Fund") exchange-traded shares known as "ETF Shares" for each Fund. The ETF Shares shall be issued in bundles called "Creation Units" (hereinafter defined). The Trust, on behalf of the Fund, shall issue and redeem ETF Shares of each Fund only in Creation Units principally in kind for portfolio securities of the particular Fund ("Deposit Securities"), as more fully described in the current prospectus and statement of additional information of the Trust, included in its registration statement on Form N-1A, No. 811-2546 and as authorized under the Order of Exemption dated September 12, 2003 of the Securities and Exchange Commission, Investment Company Act Release No. 26178; File No. 812-12997.

Whereas, only brokers or dealers that are "Authorized Participants" (hereinafter defined) and that have entered into an Authorized Participant Agreement substantially in the form of Exhibit II hereto with the Distributor (hereinafter defined), acting on behalf of the Trust, shall be authorized to purchase and redeem ETF Shares in Creation Units from the Trust.

Whereas, the Trust has appointed Fidelity Service Company, Inc., a Massachusetts corporation with principal offices at 82 Devonshire Street, Boston, Massachusetts 02109 ("FSC") as service agent to the Fund, to provide transmission of the Deposit Securities required for purchases and redemptions of Creation Units on each trade date; computation of the Balancing Amount (hereinafter defined) on each trade date; and order-taking functions for ETF Shares of the Fund. FSC has appointed National Financial Services LLP, a Delaware limited liability company with offices at 200 Liberty Street, New York, New York 10281 ("NFS") as agent to provide the aforementioned order-taking functions for the Fund.

Whereas, The Trust wishes to engage Bank to perform certain services on behalf of the Trust with respect to the purchase and redemption of ETF Shares, as the Trust's agent, namely: to provide transfer agent services for ETF Shares of the Fund; to act as Index Receipt Agent (as such term is defined in the rules of the National Securities Clearing Corporation) with respect to the settlement of trade orders with Authorized Participants; and to provide custody services under the terms of the Custody Agreement, as supplemented hereby, for the settlement of purchases of ETF Shares in Creation Units against Deposit Securities that shall be delivered by Authorized Participants in exchange for ETF Shares and the redemption of ETF Shares in Creation Units against the delivery of Redemption Securities (hereinafter defined) of the Fund.

NOW THEREFORE, in consideration of the premise and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Trust and Bank agree as follows:

1. DEFINITIONS. The following terms as used in this Agreement shall have the meanings as set forth below:

Agreement: means this Agency Services Agreement.

Authorized Participant: a broker or dealer that is a DTC member and that has executed an Authorized Participant Agreement with the Distributor for the purchase and redemption of Creation Units.

Authorized Participant Agreement: the agreement, substantially in the form of Exhibit II hereto, between the Distributor and a broker or dealer that is a DTC member governing the purchase and redemption of Creation Units.

Authorized Person: means any person who has been designated by written notice from the Trust (or by any agent designated by the Trust), to act on behalf of Trust hereunder. Each Fund shall deliver to Bank, duly certified as appropriate by a Treasurer or any Deputy or Assistant Treasurer of such Fund, a certificate setting forth the names, titles, signatures, and scope of authority of all persons authorized to give Proper Instructions or any notice, request, direction, instruction, certificate or instrument on behalf of such Fund. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from the Trust (or its agent) that any such person is no longer an Authorized Person.

Bank: as the context requires means JPMorgan Chase Bank in its capacity as Transfer Agent, Index Receipt Agent or Custodian for the Trust.

Balancing Amount: means an amount of cash equal to the difference between the net asset value of a Creation Unit and the market value of the Deposit Securities (in the case of a purchase) or the market value of the Redemption Securities (in the case of a redemption). For purchases of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable to the Fund by the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable by the Fund to the Authorized Participant. For redemptions of Creation Units, if the Balancing Amount is a positive number, then it will be an amount that is payable by the Fund to the Authorized Participant and if the Balancing Amount is a negative number, then it will be an amount that is payable to the Fund by the Authorized Participant.

Cash Component: means an amount of cash consisting of the Balancing Amount and a Transaction Fee. The Cash Component may also include cash in-lieu-of one or more Deposit Securities in a Creation Unit.

Clearing Process: means CNS, the NSCC clearing and settlement process for the purchase and redemption of Creation Units for securities in kind.

CNS: means the Continuous Net Settlement System of NSCC.

Creation Unit: means a large block of a specified number of ETF Shares, as specified in the Fund's prospectus. A Creation Unit is the minimum number of ETF Shares that may be created or redeemed at any one time by or through an Authorized Participant.

Creation Deposit: means the consideration for the purchase of a Creation Unit consisting of Deposit Securities and the Balancing Amount.

Custody Agreement: means the custody agreement entitled "Custodian Agreement" between the Trust and Bank dated as of July 1, 2001 as it may be amended.

Custodian: means Bank acting in the capacity as securities custodian for the Trust.

Deposit Securities: means the designated basket of securities that must be tendered to a Fund by an Authorized Participant to purchase one or more Creation Units of that Fund's ETF Shares.

Distributor: means the party identified as the Fund's distributor in the prospectus that signs the Authorized Participant Agreement.

DTC: means The Depository Trust Company, a limited purpose trust company organized under the law of the State of New York.

DTC Participant: means a "participant" as such term is defined in the rules of DTC.

DTC Participant Account: means an "account" as such term is defined in the rules of DTC.

ETF Shares: means the shares of each Fund that has been organized as an exchange-traded fund.

Fund: means the series of the Trust that are listed on Exhibit I hereto, as amended from time to time.

Index Receipt Agent: means Bank acting in the capacity as "index receipt agent," as such term is defined in the rules of NSCC, for the Trust.

Liabilities: means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements).

NSCC: National Securities Clearing Corporation, a clearing agency that is registered with the SEC.

Outside the Clearing Process: means processing purchase and redemption orders concerning Creation Units and Deposit Securities and Redemption Securities for settlement exclusively through DTC or, when the settlement is not DTC eligible, as a window delivery to the offices of the Custodian.

Proper Instructions: means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Proper Instructions; (ii) are received by Bank in writing or via Bank's electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by the Trust (or an Authorized Person) and Bank; and (iii) Bank reasonably believes in good faith have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

Redemption Securities: means the designated basket of securities provided by the Trust to an Authorized Participant redeeming a Creation Unit. On any given day, the Redemption Securities may or may not be identical to the Deposit Securities.

SEC: means the Securities and Exchange Commission.

Shareholder: means DTC or its nominee. A single global certificate for each Fund will be issued in the name of DTC or its nominee. DTC or its nominee shall be the sole registered holder of ETF Shares of each Fund.

Transaction Fee: means a transaction fee imposed by the Trust and payable by the Authorized Participant in connection with the issuance or redemption of Creation Units.

Transfer Agent: means Bank acting in the capacity as transfer agent for the ETF Shares of each Fund of the Trust.

Trust: means Fidelity Commonwealth Trust, a Massachusetts business trust and registered investment company under the Investment Company Act of 1940, as amended.

2. APPOINTMENT. The Trust hereby appoints and employs Bank to provide services described in this Agreement for the Trust, on behalf of each Fund listed in Exhibit I, subject to the supervision of the Board of Trustees of the Trust (the "Board"), on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 of this Agreement.

3. REPRESENTATIONS AND WARRANTIES.

(a) Bank represents and warrants to the Trust that:

(i) Bank is a corporation, duly organized and existing as a banking corporation under the laws of the State of New York;

(ii) Bank is duly qualified and authorized by all necessary actions to carry on its business in the State of New York;

(iii) Bank is empowered under applicable laws and by its charter and by-laws to enter into and perform the services described in this Agreement, and is qualified to act as a custodian to open-end management investment companies under the provisions of the 1940 Act;

(iv) all requisite corporate action has been taken to authorize Bank to enter into and perform this Agreement, and the execution and delivery of and performance under this Agreement will not violate any provision of the Bank's corporate charter, or other organizational document, or bylaws, or any amendments thereof;

(v) Bank has, and shall continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi) no legal or administrative proceedings have been instituted or threatened against Bank which would impair Bank's ability to perform its duties and obligations under this Agreement; and

(vii) Bank's execution of, and performance of services under, this Agreement shall not cause a breach of or default under or be in conflict with any other agreement or obligation of Bank or any law, order, regulation or ruling of any governmental or regulatory agency or authority applicable to Bank;

(b) The Trust represents and warrants to Bank that:

(i) the Trust is duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts;

(ii) the Trust is empowered under applicable laws and by its Declaration of Trust, as amended and by-laws to enter into and perform this Agreement;

(iii) all requisite corporate actions have been taken to authorize the Trust to enter into and perform this Agreement;

(iv) the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

(v) a registration statement under the Securities Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and shall be effective and shall remain effective during the term of this Agreement, and all necessary filings under the laws of the states shall have been made and shall be current during the term of this Agreement;

(vi) no legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement, other than as described in the Trust's registration statement;

(vii) the Trust's execution of, and performance of services under, this Agreement shall not cause a breach or be in conflict with any other agreement or obligation of the Trust or any law, order, regulation or ruling of any governmental agency or authority applicable to it.

4. DELIVERY OF DOCUMENTS.

The Trust shall promptly furnish to Bank such copies, properly certified or authenticated, of contracts, documents and other related information that Bank may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

(a) Resolutions of the Board of Trustees of the Trust authorizing the appointment of Bank to provide certain services to the Trust;

(b) the Trust's Declaration of Trust;

(c) the Trust's by-laws;

(d) the Trust's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

(e) the Trust's application for an Order of Exemption with respect to the Fund, and the Order of Exemption of the SEC granting the relief requested in the application.

(f) opinions of counsel regarding the Trust's securities issuances filed with the ETF registration statement or on Form N-SAR and auditors' reports;

(g) the Trust's prospectuses and statement of additional information relating to all funds, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such Prospectuses and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented (herein called the "Prospectuses"));

(h) the Trust's current and future annual and semi-annual reports; and

(i) such other agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

5. SERVICES PROVIDED.

Bank shall provide the following services subject to the control, direction and supervision of the Trust's Board and its designated agents and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, Declaration of Trust and by-laws; applicable laws and regulations; and all resolutions and policies approved by the Board:

(a) Transfer Agency Services described in Schedule A to this Agreement;

(b) Index Receipt Agent Services described in Schedule B to this Agreement, and

(c) such other services in connection with ETF Shares as the parties may mutually agree in writing.

6. FEES AND EXPENSES.

(a) As compensation for the services rendered to the Trust pursuant to this Agreement the Trust shall pay Bank the fees as may be agreed upon in writing from time to time, in accordance with the fee arrangements described in Exhibit III, together with Bank's reasonable out-of-pocket or incidental expenses as agreed to in writing by both parties. All fees and expenses are to be billed monthly (unless another period is agreed upon) and shall be due and payable upon receipt of the invoice. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b) Bank shall render, after the close of each month in which services have been furnished, a statement reflecting all of the fees and expenses for such month (or other agreed upon billing period).

(c) The Trust must notify Bank in writing of any disputed amounts within thirty (30) days of its receipt of the billing for such amounts. Amounts disputed in good faith are not due and payable while they are being investigated.

7. PROPER INSTRUCTIONS.

(a) The Trust authorizes Bank to accept and act upon any Proper Instructions received by it. The Trust will indemnify Bank against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank as a result of any action or omission taken in accordance with any Proper Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b) Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or suspended.

(c) Bank may (in its sole discretion and without affecting any part of this Section 7) seek reasonable clarification or confirmation of a Proper Instruction from an Authorized Person and may decline to act upon the Proper Instruction if it does not receive clarification or confirmation satisfactory to it. Bank shall not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

8. LIMITATIONS OF LIABILITY AND INDEMNIFICATION.

(a) Bank shall use reasonable care, prudence, and diligence in performing all of its duties and carrying out all of its obligations under this Agreement. Bank shall not be in violation of this Agreement with respect to any matter as to which it has satisfied its duty of reasonable care.

(b) Bank shall be liable to the Trust for all losses, damages, liabilities or expenses (including reasonable counsel fees and expenses) suffered or incurred by the Trust or Fund to the extent that such loss results from the failure of Bank to exercise such reasonable care and diligence. Upon the occurrence of any event which causes or may cause any loss, damage, or expense to the Fund or the Trust, Bank shall promptly notify the Fund of the occurrence of such event, and the Bank shall use all commercially reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the Fund or the Trust.

(c) Without limiting subsections (a) and (b) above, Trust shall indemnify and hold Bank, its officers, employees and agents harmless from and against, any and all Liabilities, incurred by Bank, any of its officers, employees or agents, or the Trust's agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i) any and all actions of Bank or its officers, employees or agents required to be taken pursuant to this Agreement;

(ii) the reasonable reliance on or use by Bank or its officers, employees or agents of information, records, or documents which are received by Bank or its officers, employees or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii) the Trust's refusal or failure to comply with the terms of this Agreement;

(iv) the breach of any representation or warranty of the Trust hereunder;

(v) the taping or other form of recording of telephone conversations or other forms of electronic communications with the Trust or its agents, or reliance by Bank on telephone or other electronic Proper Instructions of any Authorized Person acting on behalf of the Trust for which telephone or other electronic services have been authorized;

(vi) the reliance by Bank, its officers, employees or agents on any share certificates which are reasonably believed to bear the proper manual or facsimile signature of an officer or agent of the Trust;

(vii) any delays, inaccuracies, errors in or omissions from information or data provided to Bank by data, corporate action or pricing services, depositories or clearing systems, or securities brokers or dealers;

(viii) the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(ix) any failure of the Trust's registration statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in the Trust's Prospectuses;

(x) the actions taken by the Trust, the Distributor or by the Trust's investment advisers in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(xi) all actions, omissions, or errors caused by third parties to whom the Trust has assigned any rights and/or delegated any duties under this Agreement; provided, however, that such indemnity shall not apply to any loss, damage, or expense occasioned by or resulting from the negligence, misfeasance, or misconduct of the Bank, its nominees or agents. Bank shall submit written evidence to the Fund or Trust with respect to any cost or expense for which they are seeking indemnification in such form and detail as the Fund may reasonably request.

Notwithstanding subsections (a) above, Bank shall have no duty or obligation of reasonable care with respect to any of the activities described in clauses (viii), (ix) (x) or (xi) of this subsection (c).

(d) The Trust shall defend Bank or, at Trust's option, settle any claim, demand or cause of action, whether groundless or otherwise, that ETF Shares infringes on, violates or misappropriates any patent, copyright, trademark, trade secret or any other proprietary right, and shall indemnify and hold harmless Bank, its officers, employees and agents against all Liabilities, including court and settlement costs incurred by Bank or any of them as a result of or relating to such claim, demand or cause of action ("Third Party Claim"), except where such claim, demand, or cause of action results from the systems or methods used by Bank in its capacity as a transfer agent, index receipt agent, or custodian for the ETF shares. Bank shall promptly notify the Trust in writing of any such Third Party Claim, and give the Trust all reasonably necessary information and assistance to defend or settle such Third Party Claim. Bank at its expense may participate in the defense or settlement of the Third Party Claim at the discretion of the Trust.

(e) This Section 8 shall survive the termination of this Agreement, regardless of the party that terminated the Agreement or the reason therefore.

9. TERM OF AGREEMENT AND TERMINATION.

This Agreement shall become effective on the date first signed and delivered by the Trust and the Bank. The Agreement may be modified or amended from time to time by mutual agreement between the parties hereto, pursuant to Section 13 hereof. This Agreement shall continue in full force and effect until the first to occur of: (a) termination by Bank by an instrument in writing delivered or mailed to the Fund, such termination to take effect not sooner than ninety (90) days after the date of such delivery; (b) termination by the Fund by an instrument in writing delivered or mailed to the Bank, such termination to take effect not sooner than thirty (30) days after the date of such delivery; or (c) termination by the Fund by written notice delivered to the Bank based upon Fund's determination that there is a reasonable basis to conclude that the Bank is insolvent or that the financial condition of the Bank is deteriorating in any material respect, in which case termination shall take effect upon the Bank's receipt of such notice or at such later time as such Fund shall designate. Upon termination of this Agreement, the Trust shall pay to Bank such compensation and any reasonable out-of-pocket or other reimbursable expenses which may become due or payable under the terms of this Agreement as of the date of termination or after the date that the provision of services ceases, whichever is later.

10. NOTICES.

Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Fund or Trust:
c/o Fidelity Management & Research Company
82 Devonshire Street
Boston Massachusetts 02109
Attn:	Treasurer of the Fidelity Funds
Telephone:	617-563-7000
Telefax:	617-476-4195
If to Bank in its capacity as Transfer Agent to:
JPMorgan Chase Bank
1 JPMorgan Intl Plaza/11
14201 Dallas Pkwy, Floor 11
Dallas, TX 75254-2917
Attention:	Marion R. Scida
Telephone:	469-477-2354
Fax:	469-477-2395
If to Bank in its capacity as Index Receipt Agent to:
JPMorgan Chase Bank
3 MetroTech Center 8th Floor
Brooklyn New York 11245-0001
Attention:	Matthew D. Goad
Telephone:	718-242-1507
Fax:	718-242-1374

If to Bank in its capacity as Custodian, as provided for in the Custody Agreement.

11. WAIVER. No provision of this Agreement may be waived, amended, or terminated except by a statement in writing signed by the party against which enforcement of such waiver, amendment, or termination is sought. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.

12. FORCE MAJEURE. Bank shall maintain and update from time to time business continuation and disaster recovery procedures with respect to its Transfer Agent, Index Receipt Agent and domestic custody business that it determines from time to time meet reasonable commercial standards. Anything in this Agreement to the contrary notwithstanding, in no event shall Bank incur liability hereunder if Bank is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provided or shall be performed or omitted to be performed, by reason of: (I) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or political subdivision thereof or of any court of competent jurisdiction; or (ii) any act of God or war or other similar circumstance beyond the control of Bank, unless, in each case, such delay or nonperformance is caused by (A) the negligence, misfeasance or misconduct of Bank, its nominees or agents, or (B) a malfunction or failure or equipment operated or utilized by Bank, its nominees or agents other than a malfunction or failure beyond the control of Bank, its nominees or agents and which could not be reasonably be anticipated and/or prevent by Bank, its nominees or agents.

13. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

14. ASSIGNMENT. This Agreement shall be binding on and shall inure to the benefit of the Fund and the Bank and their respective successors and assigns, provided that, subject to the provisions of Section 9 hereof, neither Bank nor Trust may assign and delegate this Agreement and its rights and obligations hereunder without the prior written consent of the other party.

15. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

16. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed, regulated, and administered under the laws of the Commonwealth of Massachusetts. Notwithstanding the foregoing, to the extent that the services provided herein by the Bank relate to the Authorized Participant Agreement or the DTC Letter of Representations, then the internal laws of the State of New York shall govern hereunder.

17. USE OF NAME. The Trust or Bank shall not use the name of the other party or any of its affiliates in any offering material, prospectus, shareholder report, advertisement or other material relating to the Fund or Trust in a manner not approved by other party prior thereto in writing; provided however, that such approval shall not be required for any use of its name which refers in accurate and factual terms to the Bank's appointment or to identify and describe the functions of Bank hereunder and for the use of Bank's name in its capacity as Index Receipt Agent in acknowledgement of each Authorized Participant and Authorized Participant Agreement and related sales materials; and that Bank shall consent to all uses of its name which is required by the SEC, any state securities commission, or any federal or state regulatory authority and provided, further, that in no case shall such approval be unreasonably withheld or delayed.

18. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall constitute one and the same Agreement.

19. HEADINGS. Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

20. CONFIDENTIALITY. The Bank and the Trust agree that each shall treat confidentially the terms and conditions of this Agreement and all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or carrying out of this Agreement shall remain confidential, and shall not be disclosed to any person without the prior written consent of the other party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or as may be, or may become required by law, by administrative or judicial order or by rule.

21. LIMITATION OF LIABILITY. Notice is hereby given that this Agreement is not executed on behalf of the Trustees of any Trust as individuals, and the obligations of this Agreement are not binding upon any of the Trustees, officers, or shareholders of a Trust individually, but are binding only upon the assets and property of the Trust's portfolios. JP Morgan agrees that no shareholder, trustee, or officer of a Trust may be held personally liable or responsible for any obligations of a Trust arising out of this Agreement. With respect to any obligations of a Trust on behalf of its portfolios arising out of this Agreement, JP Morgan shall look for payment or satisfaction of any obligation solely to the assets and property of the portfolio to which such obligation relates as though the Trust had separately contracted with JP Morgan by separate written instrument with respect to each of its portfolios.

22. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits, and also including the Custody Agreement to the extent custody services are provided in conjunction with Index Receipt Agent services for ETF Shares, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the services provided herein for ETF Shares, whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Commonwealth Trust on behalf of
Fidelity Nasdaq Composite Index Tracking Stock
	By	/s/Maria Dwyer
	Name:	Maria Dwyer
	Title:	Fund President

JPMORGAN CHASE BANK
	By:	/s/Rene J. Feuerman
	Name:	Rene J. Feuerman
	Title:	Vice President

SCHEDULE A

TO AGENCY AGREEMENT

BETWEEN THE TRUST

AND

JPMORGAN CHASE BANK

TRANSFER AGENT SERVICES

Following are the Transfer Agent services that shall be provided by Bank for the Trust in respect of each Fund.

A. Issuance and Redemption of ETF Shares of the Fund

1. Pursuant to such purchase orders that Index Receipt Agent shall receive from NFS on behalf of the Trust, Transfer Agent shall register the appropriate number of book entry only ETF Shares in the name of DTC or its nominee as the sole shareholder (the "Shareholder") for each Fund and deliver the ETF Shares of the applicable Fund in Creation Units on the business day next following the trade date (T+1) to the DTC Participant Account of the Custodian for settlement. It is understood and agreed that Bank, in its capacity as Transfer Agent, Index Receipt Agent or Custodian, shall not be responsible for determining whether any order, if accepted, shall result in the depositor of the Creation Deposit owning or appearing to own eighty percent (80%) or more of the outstanding ETF Shares of such Fund.

2. Pursuant to such redemption orders that Index Receipt Agent shall receive from NFS on behalf of the Trust, Transfer Agent shall redeem the appropriate number of ETF Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

3. Transfer Agent shall issue ETF Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC. Beneficial ownership of ETF Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Transfer Agent. In issuing ETF Shares of the applicable Fund through DTC to a purchaser, Transfer Agent shall be entitled to rely upon the latest Instructions that are received from NFS on behalf of the Trust by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the issuance and delivery of such shares for settlement.

4. Transfer Agent shall not issue any ETF Shares for a particular Fund where it has received an Instruction from the Trust or written notification from any federal or state authority that the sale of the ETF Shares of such Fund has been suspended or discontinued, and Transfer Agent shall be entitled to rely upon such Instructions or written notification.

5. Upon the issuance of ETF Shares of any Fund as provided herein, Transfer Agent shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trust in connection with such issuance.

6. On T+1, after the Fund has accepted orders for purchases or redemptions of ETF shares for the Fund, and after the Custodian has notified the Transfer Agent of the total purchase and redemption orders on trade date, the Transfer Agent shall calculate and report to the Trust and to the NASDAQ on T+1 the total number of traded ETF Shares of the Fund as of T+1. "Total number of traded ETF Shares of the Fund" means the number which is the combination of the outstanding ETF Shares on trade date and the net of the reported new ETF Share trades on trade date. For example, if the total ETF Shares issued and outstanding on trade date is 1 million and the net of the number of trades that day is 200,000 redeems, then the total number of traded ETF Shares of the Fund that will be reported to the Trust and the NASDAQ on T+1 will be 800,000 Shares.

7. Transfer Agent shall establish and supervise the operation of bank accounts to hold cash related to the payment of dividends and distributions on ETF Shares.

B. Payment of Dividends and Distributions on ETF Shares of the Fund

1. The Trust or its designated agent shall promptly notify both the Custodian and the Transfer Agent of the declaration of any dividend or distribution in respect of Fund. The Trust shall furnish to Bank a statement signed by an Authorized Person setting forth the date of the declaration of any dividend or distribution by Fund, the date of payment thereof, the record date as of which the Shareholder is entitled to payment, and the amount payable per share to the Shareholder as of that date and the total amount payable to Transfer Agent on the payment date.

2. Transfer Agent shall prepare and wire to DTC on the payable date payments for dividends and distributions declared by the Trust on behalf of the Fund.

3. Upon its receipt from the Trust of the information set forth in Subsection B.1. above, the Transfer Agent, based upon the amount of ETF Shares outstanding on its books and records, shall calculate the total dollar amount of the dividend or distribution on each Fund and notify the Trust of this amount. The Trust shall verify this total dollar amount as calculated by the Transfer Agent. Provided the Trust is in agreement with the Transfer Agent, the Trust shall instruct the Custodian to place in a dividend disbursing account maintained by the Transfer Agent funds equal to the total cash amount of the dividend or distribution to be paid out in respect of each Fund. Should Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to the Transfer Agent, Custodian shall advise the Trust and the Trust shall distribute to or provide additional cash to Custodian for credit to the dividend disbursing account maintained by Transfer Agent. The Transfer Agent shall credit such dividend or distribution to the account of the Shareholder.

4. Should Transfer Agent not receive from Custodian sufficient cash to make payment as provided in the immediately preceding Subsection, Transfer Agent or Custodian shall notify the Trust, and Transfer Agent shall withhold payment to the Shareholder until sufficient cash is provided to Bank and Bank shall not be liable for any claim arising out of such withholding.

C. Recordkeeping.

1. Transfer Agent shall create and maintain such records in accordance with laws, rules and regulations applicable to Bank as a registered transfer agent, including records for Shareholder required by Rule 31a-1(b)(2)(iv) of the Investment Company Act of 1940 ("1940 Act") as may be amended from time. All such Transfer Agent records shall be the property of the Trust and shall be available for inspection and use by the Trust. Transfer Agent shall maintain such records for at least six years or for such other period as Bank and the Trust may mutually agree, including where applicable such records may be maintained by Transfer Agent for the period and places required by Rule 31a-2 under the 1940 Act, or as may otherwise be required by law.

2. Upon reasonable notice by the Trust, Bank shall make available during regular business hours all records and other data created and maintained by Bank as Transfer Agent for reasonable audit and inspection by the Trust, or any person retained by the Trust, or any regulatory agency having authority over the Trust.

3. Bank shall record the issuance of ETF Shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of ETF Shares of each Fund that are authorized, based upon data provided to Bank by the Trust or the Fund, issued and outstanding. Also, Bank shall provide the Trust on a regular basis with the total number of ETF Shares authorized, issued and outstanding in respect of each Fund but shall not be responsible for, when recording the issuance of ETF Shares, monitoring the issuance of such shares or compliance with any laws relating to the validity of the issuance or the legality of the sale of such shares.

D. Shareholder Records, Confirmations, Withholding and Reporting.

1. Transfer Agent shall maintain the record of the name and address of the Shareholder and the number of ETF Shares issued by the Trust and held by the Shareholder. Transfer Agent shall confirm to DTC the number of ETF Shares issued to or redeemed to Shareholder, and other such confirmations and statements of account as may be required under applicable law and as may be reasonably requested by DTC. Transfer Agent shall prepare and deliver other reports, information, and documents to DTC as DTC may reasonably request.

2. Transfer Agent shall confirm to DTC the number of ETF Shares evidenced by each global certificate in registered form (the "Global Certificate") issued to the Shareholder, as DTC may reasonably request.

3. At the request and expense of the Trust, Transfer Agent shall obtain from Shareholder a list of DTC Participants holding interests in ETF Shares.

4. Transfer Agent, when applicable, will file IRS Form 1099's concerning the payment of dividends and capital gain distributions and tax withholding to Shareholder with the proper Federal, State, and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

E. Establish Procedures.

Procedures applicable to the transfer agent services to be performed hereunder may be established from time to time by agreement between the Trust and Bank. Bank shall have the right to utilize any shareholder accounting and record-keeping systems that, in its opinion, enables it to perform any services to be performed hereunder.

SCHEDULE B

TO AGENCY AGREEMENT

BETWEEN THE TRUST

AND

JPMORGAN CHASE BANK

INDEX RECEIPT AGENT SERVICES

Following are the Index Receipt Agent services that shall be provided by Bank for the Trust in respect of each Fund. Bank shall perform these services as Index Receipt Agent in conjunction with the custody services that are currently provided by Bank, as Custodian, to each Fund under the terms of the Custody Agreement. Bank shall be entitled to all the protective provisions in the Custody Agreement in respect of its duties and its performance as Index Receipt Agent and Custodian for the settlement of purchases and redemptions of Creation Units of each Fund. If there are any inconsistencies between the terms of the Custody Agreement and the terms herein with respect to processing, clearance and the settlement of purchase and redemption orders for ETF Shares of the Fund, the terms herein shall govern.

A. Index Receipt Agent Services.

1. Bank, with the assistance of the Trust, shall make application to NSCC to be the Index Receipt Agent on behalf of the Trust and the Fund for the processing, clearance and the settlement of purchase and redemption orders for ETF Shares of the Fund and Creation Deposits through the facilities of NSCC and DTC.

2. The Distributor, on behalf of the Trust, shall enter into an Authorized Participant Agreement in the form of Exhibit II hereto with each Authorized Participant, which Bank, in its capacity as Index Receipt Agent, shall acknowledge.

3. In connection with the procedures that may be established from time to time between Bank and the Trust on behalf of the Fund for the processing, clearance and settlement of the purchase and redemption of Creation Units through the Clearing Process, Bank shall,

(a) receive from the Fund or its agent on each trade date, a computer generated file that is in form and substance acceptable to NSCC containing a list of the Deposit Securities for each Fund, the Balancing Amount and the Transaction Fee, and transmit the file as received from the Fund or its agent to NSCC;

(b) receive from the Fund or its agent on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains purchase orders from Authorized Participants that have been received and accepted by the Fund or its agent on behalf of the Trust and the Fund, for the purchase of Creation Units against delivery of Deposit Securities and a Cash Component; transmit the file of purchase orders as received from the Fund or its agent to NSCC; receive back from NSCC the file of purchase orders enhanced with NSCC generated prices for the Deposit Securities contained in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such purchase orders, instruct the Transfer Agent to issue the appropriate number of ETF Shares of the Fund for deposit to the Custodian's DTC Participant Account;

(c) receive from the Fund or its agent on each trade date a computer generated file that is in form and substance acceptable to NSCC and that contains redemption orders from Authorized Participants that have been received and accepted by the Fund or its agent on behalf of the Trust for the Fund; transmit the file of redemption orders as received from the Fund or its agent to NSCC; receive back from NSCC the file of redemption orders enhanced with NSCC generated prices for the Redemption Securities that are in the file and deliver the enhanced file to Custodian for settlement; and, pursuant to such redemption orders, instruct the Transfer Agent to redeem the appropriate number of ETF Shares of the Fund in Creation Units and reduce the account of the Shareholder accordingly; and

(d) at the appropriate times, cause to be paid over to Authorized Participants Balancing Amounts on the purchase or redemption of Creation Units, as instructed by the Fund or its agent or the Trust on behalf of each Fund.

4. At such time as NSCC is prepared to accept customized baskets of Deposit Securities or Redemption Securities, receive from the Fund or its agent, from time to time, a computer generated file similar in form and content to the file described in Subsection 3(a) above but containing a customized basket of Deposit Securities or Redemption Securities in respect of one or more of the Fund, and transmit the file as received from the Fund or its agent to NSCC.

5. The Trust understands and agrees that all risk associated with the processing, clearance and settlement of the purchase and redemption of ETF Shares, Deposit Securities and Redemption Securities and cash through the Clearing Process shall be that of the Trust and the Fund irrespective of whether in effecting such purchases and redemptions for the Trust on behalf of the Fund through the Clearing Process, Bank, as a member of NSCC, is acting as principal or as agent; and, in respect hereof, the Trust and the Fund, shall be bound by all the rules and procedures of NSCC and DTC as though it were the member or participant of such clearing and settlement systems.

B. Outside the Clearing Process.

1. The following transactions shall be handled Outside the Clearing Process:

(a) any purchase or redemption of Creation Units that the Trust, the Fund or its authorized agent shall instruct Bank to settle Outside the Clearing Process; and

(b) any security issue that is part of a Creation Deposit or redemption of Creation Units and that according to NSCC rules is deemed to be ineligible for the Clearing Process, including securities that are not eligible to be settled through DTC.

2. All such transactions shall be effected by Bank on a delivery versus payment and receive versus payment basis through DTC and according to DTC's rules, and the Trust or the Fund shall provide to Bank the information and terms that are necessary to settle each transaction, including the cash value of each security settlement, unless the Trust or the Fund Instruction is that delivery is to be made free of payment; provided, however, that any security that is not DTC eligible shall be settled as a window delivery pursuant to street practice. All such transactions shall be effected by Bank as Custodian and subject to the terms of the Custody Agreement.

C. Settlement of Cash Component.

Any Cash Component to a particular transaction shall be handled over the funds transfer wire (Fedwire) or as part of Bank's overall daily net cash settlement at DTC.

D. Creation Deposits through the Clearing Process: Allocation of Fails; Posting of Accounts.

1. The Trust recognizes that fails to receive (including partial fails) may occur from time to time with respect to one or more of the security issues in a basket of Deposit Securities settled through the Clearing Process. The Trust acknowledges and agrees that, whenever a fail to receive shall occur on a settlement date, Bank shall book to a single control account maintained for all funds for which Bank provides Index Receipt Agent services (the "Control Account"), the quantity of the security that it failed to receive (each such fail a "short receive position") and the cash value of that short position that it receives from NSCC (and that NSCC, pursuant to its rules, marks to market daily) pending settlement. Bank shall not post to any Fund account any cash that it receives from NSCC on a short receive position pending settlement.

2. Bank shall make available to the Trust a daily listing of all short receive positions that are in the Control Account and that relate to the Fund. Bank will allocate daily, on a pro-rata or other basis deemed by it to be fair and equitable, short receive positions in the same security that is common to the securities accounts of such Fund and to the securities accounts of such other funds for whom Bank is acting as Index Receipt Agent. The Trust agrees that any such allocation shall be conclusive on the Trust and the affected Fund. When the Deposit Securities that are subject of the short receive positions are received by Bank, they will be credited by Bank on a FIFO basis to the custody accounts of the applicable funds. Bank shall not process a securities transaction in a security having a short receive position in the Control Account to the extent the Trust does not have a sufficient quantity of that security in its accounts on behalf of the Fund with Bank to settle the transaction. Custodian shall post Deposit Securities to the applicable Fund custody accounts on a contractual settlement basis pursuant to the terms of the Custody Agreement.

3. Should a short receive position in a security remain in the Control Account for two (2) or more NSCC business days, Bank may elect to exercise NSCC's buy-in rules with respect to that short position. If a Fund needs to sell a short security in its account, the Trust may request that Bank exercise a buy-in of the short security under applicable NSCC rules.

E. Redemptions through the Clearing Process: Delivery Fails; Posting of Cash.

1. The Trust recognizes that on the redemption of Creation Units of the Fund through the Clearing Process, Bank on behalf of the Fund is obligated to deliver to NSCC on the settlement date the required type and amount of Redemption Securities to redeem the Creation Units of the Fund. It shall be the responsibility of the Trust and the Fund to maintain in the custody account the required type and amount of Redemption Securities for the redemption of Creation Units of the Fund. Should the custody account of an ETF Series for any reason (for example, through the Trust's participation in a securities lending program on behalf of the Fund) have a short position in respect of any of the securities issues comprising the basket of Redemption Securities (a "short delivery position") with the result that, on settlement date, Bank is unable to deliver a sufficient quantity of the Redemption Securities to NSCC, the Trust acknowledges that Bank shall be obligated under NSCC's rules to fund the short delivery position with cash pending delivery of the quantity of securities needed to cover the short delivery position. Bank shall be entitled to charge to the account of the Fund the amount of cash needed to cover the short delivery position. In the event that Bank advances its own funds to cover an Fund short delivery position, Bank, in its discretion, may charge the applicable Fund interest on the amount of the advance at the rate that Bank charges for advances of a similar nature to similar customers of Bank, unless Bank and the Trust have mutually agreed in writing upon another rate.

2. In the event that Bank shall have advanced its own funds to cover a short delivery position at NSCC for the Fund, Bank shall have, to the extent of the amount of the advance, a security interest in the securities that remain in the Fund custody account and Bank shall have all rights and remedies as a secured party under the New York Uniform Commercial Code. Nothing herein or in the Custody Agreement shall be construed to mandate that Bank, acting as Index Receipt Agent for the Trust and the Fund, effect redemptions of Creation Units where Bank, acting in good faith, believes that it may not be repaid an advance by the Trust or the Fund or otherwise not receive from the Fund delivery of the Redemption Securities that are the subject of a short delivery position.

F Establish Procedures.

The Trust and Bank, from time to time, may establish written procedures for the processing and settlement and related activities effected for ETF Shares of the Fund through the Clearing Process and Outside the Clearing Process.

EXHIBIT I

TO AGENCY AGREEMENT

BETWEEN THE TRUST

AND

JPMORGAN CHASE BANK

Trust	\\\\\\\\\\	Portfolios	\\\\\\\\\\	Effective As Of
Fidelity Commonwealth Trust		Fidelity Nasdaq Composite Index Tracking Stock		September 5, 2003

EXHIBIT II

TO AGENCY AGREEMENT

BETWEEN THE TRUST

AND

JPMORGAN CHASE BANK

FORM OF AUTHORIZED PARTICIPANT AGREEMENT

FORM OF

AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (the "Agreement") is entered into by and between Fidelity Distributors Corporation (the "Distributor") and __________________ (the "Participant"), and is subject to acceptance by JP Morgan Chase Bank as index receipt agent (the "Index Receipt Agent") for Fidelity Nasdaq Composite Index Tracking Stock (the "Fund"), a series of Fidelity Commonwealth Trust ("the Trust", a Massachusetts business trust).

WHEREAS, The Distributor has been retained by the Trust to provide services as principal underwriter of the Fund acting on an agency basis in connection with the sale and distribution of the shares issued by the Fund ("ETF Shares"). The Trust has also appointed Fidelity Service Company, Inc. ("FSC") to provide certain order-taking functions relating to ETF shares, and FSC has appointed National Financial Services Corporation ("NFSC" or "NFS") as its agent for these order-taking functions;

WHEREAS, The Index Receipt Agent serves as the Index Receipt Agent for the "Trust" and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation ("NSCC");

WHEREAS, The ETF Shares offered by the Fund may be purchased or redeemed only by or through a Participant who has entered into an Authorized Participant Agreement (the "Participant");

WHEREAS, The Distributor, the Index Receipt Agent, and the Participant acknowledge and agree that the Trust and its constituent exchange-traded fund shall be third party beneficiaries of this Agreement, and shall receive the benefits contemplated by this Agreement.

NOW THEREFORE, The parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1. ORDERS FOR PURCHASE AND REDEMPTION

a. Procedures for Orders. The process by which an investor purchases and redeems ETF Shares from a Fund is described in detail in the Fund's Prospectus and the Statement of Additional Information incorporated by reference therein (the "Prospectus") that comprise part of the Trust's registration statement, as amended, on Form N-1A (No. 811-2546). All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Prospectus. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the more complete discussion in the Prospectus and procedures described in Annex II. References to the Prospectus are to the then current Prospectus as it may be supplemented or amended from time to time. Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus.

This Agreement is intended to set forth the procedures by which the Participant may purchase and/or redeem Creation Units of ETF Shares (i) through the Continuous Net Settlement ("CNS") clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the "Clearing Process," or (ii) outside the Clearing Process. The procedures for processing an order to purchase ETF Shares (a "Purchase Order") and an order to redeem ETF Shares (a "Redemption Order") are described in the Fund's Prospectus and in Annex II to this Agreement. All Purchase and Redemption Orders must be made pursuant to the procedures set forth in Annex II. The Funds reserve the right to issue additional procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time.

b. Creation Units. The ETF Shares of a Fund may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a "Creation Unit." The number of ETF Shares presently constituting a Creation Unit of each Fund is set forth in Annex I. Creation Units of ETF Shares may be purchased only by or through an entity that is a participant in The Depository Trust Company ("DTC") and that has entered into an Authorized Participant Agreement with the Distributor.

c. Recording of Telephone Lines. It is contemplated that the phone lines used by the ETF Shares' telephone representatives will be recorded, and the Participant hereby consents to the recording of all calls with these representatives.

d. Authorization of Index Receipt Agent. With respect to Purchase Orders or Redemption Orders processed through the Clearing Process, the Participant hereby authorizes the Index Receipt Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and Cash Components as are necessary, consistent with the instructions issued by the Participant to the ETF Shares representative. The Participant agrees to be bound by the terms of such instructions issued by the Index Receipt Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

e. Order Status. The Participant acknowledges and agrees on behalf of itself and any party for which it is acting that delivery of a Purchase Order or Redemption Order shall be irrevocable after the specified closing time for orders on the Transmittal Date, and that the Fund (or the Distributor on behalf of the Fund) reserve the right to reject any Purchase Order or Redemption Order until the trade is released as in "good order" as described in Annex II.

2. STATUS OF PARTICIPANT

a. Clearing Status. The Participant hereby represents, covenants, and warrants that it is a participant in DTC ("DTC Participant") and that, with respect to Purchase Orders or Redemption Orders of Creation Units of ETF Shares of any Fund placed through the Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC. The Participant may place Purchase Orders or Redemption Orders for Creation Units either through the Clearing Process or outside the Clearing Process, subject to the procedures in Annex II of this Agreement. If a Participant loses its status as a DTC Participant or NSCC member, or its eligibility to participate in the CNS System, it shall promptly notify the Distributor in writing of the change in status or eligibility, and the Distributor may terminate this Agreement.

b. Broker/Dealer Status. The Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of the NASD, and that it will not offer or sell ETF Shares of any Fund in any state or jurisdiction where such shares may not lawfully be offered and/or sold.

c. Foreign Status. If the Participant is offering and selling ETF Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of the NASD, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 as amended (the "1933 Act") and the regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the NASD Conduct Rules.

d. Potential Underwriter Status. The Participant understands and acknowledges that the proposed method by which Creation Units of ETF Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of ETF Shares may be issued and sold by the Fund on an ongoing basis, at any point a "distribution," as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in the distribution in a manner that could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. Whether a person is an underwriter depends upon all of the facts and circumstances pertaining to that person's activities, and each Participant should consult legal counsel if uncertain of your status. Neither the Distributor nor the Index Receipt Agent will indemnify the Participant for any violations of the federal securities laws committed by the Participant.

3. ROLE OF PARTICIPANT

a. Independent Contractor. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant's responsibilities under this Agreement.

b. DTC Participant. The Participant agrees, in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

c. Records. The Participant agrees to maintain records of all sales of ETF Shares made by or through it and to furnish copies of such records to the Fund or the Distributor upon the request of the Fund or the Distributor.

d. Agent for Proxy. Participant represents that from time to time it may be a beneficial owner of ETF Shares. To the extent that it is a beneficial owner of ETF shares, the Participant agrees to irrevocably appoint Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially owned shares. The Distributor intends to vote (or abstain from voting) the Participant's beneficially owned shares in the same proportion as the votes (or abstentions) of all other shareholders of the Fund on any matter submitted to the vote of shareholders of the Fund or Trust. The Distributor, as attorney and proxy for Participant under this Paragraph 3(d), (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. Distributor may terminate this irrevocable proxy within sixty (60) days written notice to the Participant.

e. NASDAQ Member Requirements. Participant understands that under the terms of Nasdaq Rule 4420(j)(2) Index Fund Shares Quantitative Listing Criteria, Nasdaq requires that members provide to all purchasers of ETF Shares a written description of the terms and characteristics of such securities, in a form prepared by the open-end management investment company issuing such securities, not later than the time a confirmation of the first transaction in such series is delivered to such purchaser. In addition, members shall include such a written description with any sales material relating to ETF Shares that is provided to customers or the public. Any other written materials provided by a member to customers or the public making specific reference to a series of Index Fund Shares as an investment vehicle must include a statement in substantially the following form: "A circular describing the terms and characteristics of [ETF Shares] has been prepared by the Fidelity Nasdaq Composite Index Tracking Stock and is available from your broker or The Nasdaq Stock Market. It is recommended that you obtain and review such circular before purchasing ETF Shares. In addition, upon request you may obtain from your broker a prospectus for ETF Shares." A Participant who is a Nasdaq Market member who is carrying an omnibus account for a non-member broker-dealer is required to inform such non-member that execution of an order to purchase ETF Shares for such omnibus account will be deemed to constitute agreement by the non-member to make such written description available to its customers on the same terms as are directly applicable to members under this Rule.

4. AUTHORIZED PERSONS OF PARTICIPANT

a. Certificate. Concurrently with the execution of this Agreement and from time to time thereafter as may be requested by the Fund, the Participant shall deliver to the Fund, with copies to the Index Receipt Agent, a certificate in a form approved by the Fund (see Annex III hereto), duly certified as appropriate by the Participant's Secretary or other duly authorized official, setting forth the names, titles, signatures, e-mail address, telephone and facsimile number of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an "Authorized Person"). Such certificate may be accepted and relied upon by the Fund as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Funds of a superseding certificate.

b. PIN. The Funds shall issue to the Participant a unique personal identification number ("PIN Number") for each Authorized Person by which the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential and provided to Authorized Persons only. If the Participant's PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Participant and the Distributor.

c. Termination. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Fund with copy to the Index Receipt Agent and such notice shall be effective upon receipt by the Fund.

5. EXECUTION OF PURCHASE ORDERS

a. Timing. The Participant understands and agrees that Redemption Orders may be submitted only on days that either Nasdaq or the New York Stock Exchange ("NYSE") is open for trading.

b. Fund Deposit. To purchase a Creation Unit, the Participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a designated basket of equity securities (the "Deposit Securities") and an amount of cash computed as described in the Prospectus (the "Balancing Amount"), plus a transaction fee as described in the Prospectus for Creation Units purchased through the Clearing Process, and additional transaction fees for (i) Creation Units outside the Clearing Process and (ii) Creation Units within the Clearing Process where the cash equivalent value of one or more Deposit Securities is being deposited in lieu of the inclusion of such Deposit Security in the securities portion of the Fund Deposit (the "Transaction Fee"). The Deposit Securities and the Balancing Amount together constitute the "Fund Deposit." The Balancing Amount and the Transaction Fee are referred to collectively as the "Cash Component." The Cash Component may also include the cash equivalent value (plus additional cash collateral, if required) of one or more Deposit Securities deposited in lieu of the inclusion of such Deposit Security in the Fund Deposit.

c. Cash Component. The Participant hereby agrees that in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available to the issuing Fund in same day funds for each purchase of ETF Shares an amount of cash sufficient to pay the Cash Component. Payment of the Cash Component shall be made through DTC to an account maintained by the Custodian at JPMorgan Chase Bank and shall be provided in same day or immediately available funds on or before the settlement date ("Contractual Settlement Date"). The Participant hereby agrees to ensure that the Cash Component will be received by the issuing Fund on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made by such Contractual Settlement Date, the Participant agrees on behalf of itself or any party for which it acts in connection with a Purchase Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the Custodian and/or the Fund for any amounts advanced by the Custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component.

d. Deposit Securities. The Distributor or FSC will make available on each day that the Nasdaq open for trading, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit.

e. Corporate Actions. With respect to any Purchase Order, each Fund acknowledges and agrees to return to the Participant or any party for which it is acting any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or any party for which it is acting.

f. Title to Securities; Restricted Shares. The Participant represents on behalf of itself and any party for which it acts that upon delivery of a portfolio of Deposit Securities to the Custodian the Fund will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, and encumbrances, and not subject to any adverse claims, including without limitation any restrictions upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order; or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction. In particular, the Participant represents on behalf of itself and any party for which it acts that no such securities are "restricted securities" as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

6. EXECUTION OF REDEMPTION ORDERS

a. Timing. Participant understands and agrees that Redemption Orders may be submitted only on days that either Nasdaq or the NYSE is open for trading, or otherwise in accordance with the terms of the Prospectus.

b. Delivery of ETF Shares. The Participant understands that ETF Shares of the Fund may be redeemed only when one or more Creation Units of ETF Shares of a Beneficial Owner are held in the account of a single Participant.

c. Transaction Fees. In connection with a Redemption Order, the Fund shall charge and Participant agrees to pay, the Transaction Fee prescribed in the Fund's Prospectus applicable to redemptions through the Clearing Process and such additional amounts as may be prescribed as applicable to (i) redemptions outside the Clearing Process and (ii) redemptions where the cash equivalent value of one or more securities is being paid in lieu of the inclusion of the security in the Deposit Securities for the redemption of one or more Creation Units. The Transaction Fee may be adjusted from time to time by the Fund or Advisor subject to provisions in the Fund's Prospectus.

d. Beneficial Ownership. The Participant represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Unit of ETF Shares of any Fund unless it first ascertains that it or its customer, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of the Fund's ETF Shares and to the entire proceeds of the redemption, and that such ETF Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such ETF Shares to the Fund.

e. Corporate actions. With respect to any Redemption Order, the Participant acknowledges and agrees on behalf of itself and any party for which it is acting to return to the Fund any dividend, distribution, or other corporate action paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Fund. With respect to any Redemption Order, the Participant also acknowledges and agrees on behalf of itself and any party for which it is acting that the Fund is entitled to reduce the amount of money or other proceeds due to the Participant or any party for which it is acting by an amount equal to any dividend, distribution, or other corporate action to be paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should be paid to the Fund.

f. Residency Status of Beneficial Owners. Notwithstanding anything to the contrary in this Agreement or the Prospectus, the Participant understands and agrees that residents of Australia and New Zealand are entitled to receive only cash upon redemption of a Creation Unit of ETF Shares. Accordingly, the Participant may be required to confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of Australia or New Zealand.

7. MARKETING MATERIALS AND REPRESENTATIONS.

The Participant represents, warrants, and agrees that it will not make any written or oral representations concerning ETF Shares other than those contained in the Funds' then current Prospectus or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to ETF Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, newsletters, announcements, statements, posters, signs, or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the ETF Shares are not redeemable. In addition, the Participant understands that any advertising material that addresses redemption of ETF Shares will disclose that ETF Shares may be tendered for redemption to the issuing Fund in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant may without the written approval of the Distributor prepare and circulate in the regular course of its business research reports that include information, opinions, or recommendations relating to ETF Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of ETF Shares with other products and are not used for purposes of marketing ETF Shares and (ii) for internal use by the Participant.

8. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 351

a. Representation of Ownership. The Participant represents and warrants that, based upon the number of outstanding ETF Shares of any particular Fund, it does not, and will not in the future, hold for the account of any single Beneficial Owner 80 percent or more of the currently outstanding ETF Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

b. Confirmation. The Participant agrees that the confirmation relating to any Purchase Order for one or more Creation Units of ETF Shares of a Fund shall state as follows: "Purchaser represents and warrants that, after giving effect to the purchase of ETF Shares to which this confirmation relates, it will not hold 80% or more of the outstanding ETF Shares of the issuing Fund and will not treat such purchase as eligible for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended. If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing from it any of the ETF Shares to which this confirmation relates."

c. Reliance on Information. A Fund and its Index Receipt Agent and Distributor shall have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Fund's ETF Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund's currently outstanding ETF Shares by a Beneficial Owner.

9. INDEMNIFICATION

Note: This paragraph shall survive the termination of this Agreement.

a. Indemnification by Participant. The Participant hereby agrees to indemnify and hold harmless the Distributor, the Funds, the Index Receipt Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an "Indemnified Party"), from and against any loss, liability, cost, or expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement, including the procedures attached hereto; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) any oral or written statement made by Participant regarding an Indemnified Party, including research reports, internal documents, and other materials, insofar as the statement was not made in reliance on, and in conformity with, information provided by the Distributor to the Participant with respect to ETF shares; or (v) actions of such Indemnified Party in reliance upon any instructions issued in accordance with Annex II, III, IV or V (as each may be amended from time to time) reasonably believed by the Distributor and/or the Index Receipt Agent to be genuine and to have been given by the Participant. The Participant understands and agrees that the Funds as third party beneficiaries to this Agreement are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Fund. The Distributor shall not be liable to the Participant for any damages arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Distributor liable for any action, representation, or solicitation made by the wholesalers of the Fund.

b. Indemnification by Distributor. The Distributor hereby agrees to indemnify and hold harmless the Participant and the Index Receipt Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an "Indemnified Party"), from and against any loss, liability, cost, or expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement, including the procedures attached hereto; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any representations made in accordance with Annex II, III, IV or V (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor. The Participant shall not be liable to the Distributor for any damages arising out of mistakes or errors in data provided to the Participant, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Participant liable for any action, representation, or solicitation made by the wholesalers of the Fund.

c. No Indemnification for Performance of Deposit Securities. Neither the Fund, the Distributor, or the Index Receipt Agent, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall be liable to the Participant for any damages arising from any differences in performance between the Deposit Securities in a Fund Deposit and the Fund's benchmark index.

d. Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive, or incidental damages of any kind whatsoever in connection with this Agreement or arising out of any act or failure to act hereunder.

10. RECEIPT OF PROSPECTUS BY PARTICIPANT

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated by reference therein) and understands the terms thereof.

11. NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express; by registered or certified United States first class mail, return receipt requested; or by telex, telegram, facsimile, or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone, facsimile, or telex numbers indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Index Receipt Agent shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

12. EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

a. Effectiveness. This Agreement shall become effective five Business Days after execution and delivery to the Distributor upon notice by the Distributor to the Authorized Participant. A "Business Day" shall mean each day the Nasdaq is open for regular trading (or the NYSE is open, if Nasdaq is not open on that day).

b. Termination. Agreement may be terminated at any time by any party upon sixty days' prior written notice to the other parties, and may be terminated earlier by the Fund or the Distributor at any time in the event of a breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein.

c. Amendment of Terms. This Agreement may be amended by the Distributor from time to time without the consent of the Participant or Index Receipt Agent by the following procedure. The Distributor will deliver a copy of the amendment to the Participant and the Index Receipt Agent in accordance with paragraph 11 above. If neither the Participant or the Index Receipt Agent objects in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

13. NOTICE OF LIMITATION OF LIABILITY

Participant and Distributor are expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Funds and agree that any obligation assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. Participant or Distributor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Participant or Distributor seek satisfaction from the Trustees or any individual Trustee of the Fund. Participant and Distributor understand that the rights and obligations of each series of shares of the Fund under its Declaration of Trust or other organizational document are separate and distinct from those of any and all other series.

14. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

15. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:__________________________________

Fidelity Distributors Corporation
By:________________________________________
Name:______________________________________
Title:_______________________________________
Address:____________________________________
Telephone:__________________________________
Facsimile:___________________________________
Telex:______________________________________
Participant [Name of Participant]
By:_________________________________________
Name:______________________________________
Title:________________________________________
Address:_____________________________________
Telephone:___________________________________
Facsimile:____________________________________
Telex:_______________________________________
ACCEPTED BY:
JPMorgan Chase Bank as Index Receipt Agent
By:__________________________________________
Name:________________________________________
Title:________________________________________
Address:________________________________________
Telephone:________________________________________
Facsimile:________________________________________
Telex:________________________________________

Annex I

Creation Unit Size for ETF Shares

ETF	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Shares Per Creation Unit
Fidelity Nasdaq Composite Index Tracking Stock		100,000 shares

Annex II

Fidelity Commonwealth Trust:

Fidelity Nasdaq Composite Index Tracking Stock (the "Fund")

Procedures for Processing Purchase Orders and Redemption Orders

This attachment to the Authorized Participant Agreement supplements the Prospectus with respect to the procedures to be used in processing an order for the purchase or redemption of shares of Fidelity Nasdaq Composite Index Tracking Stock ("ETF Shares") in Creation Units. Section I describes the procedures for using standardized baskets of securities (including cash-in-lieu of securities) through the NSCC Clearing Process. Section II describes procedures for customized orders for Creation Units, including but not limited to nonstandardized baskets of securities, cash-only transactions, and non-standard settlement dates.

A participant is required to have first signed the Authorized Participant Agreement. Upon acceptance of the Agreement and execution thereof by the Distributor, and approval by the Index Receipt Agent, the Distributor will assign a unique personal identification number ("PIN") to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to the purchase or redemption of Creation Units.

I. GENERAL RULES FOR PLACING A PURCHASE ORDER OR REDEMPTION ORDER

1. Placing a Purchase Order - Purchase Orders for Creation Units may be initiated only on days that Nasdaq (or NYSE, if Nasdaq is not open on that day) is open for trading. To begin a Purchase Order, an Authorized Person for the Participant will submit a Purchase Order via e-mail utilizing the Fidelity Nasdaq Composite Index Tracking Stock Order Form. The e-mail needs to be sent to the following e-mailbox, NFSETF@fmr.com , not later than the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day) which is ordinarily 4:00 p.m. Eastern Standard Time ("EST"). NFS will verify the authenticity of the Purchase Order by ensuring that the Purchase Order has been placed by an Authorized Person (verified by confirmation of its PIN) and that all the required fields for the Purchase Order ticket are properly completed, including (i) Participant name, (ii) ETF Shares cusip number; (iii) transaction type; (iv) unit quantity (in Creation Units); (v) trade date, and has reviewed conditions that may require NFS to reject the Purchase Order as described in Section 5. Upon affirmation of the Purchase Order details and acceptance of the Purchase Order by NFS, NFS will produce a unique Confirmation Number for the Order and e-mail the Order Confirmation back to the Authorized Person of the Participant within 15 minutes of the receipt of the e-mail by NFS.

In the event that either NFS or the Authorized Participant were to experience technical difficulties that inhibit the transmission of order information by e-mail between the parties, then the order must be placed by facsimile. A follow-up telephone call to NFS at 877-808-3434 option 1 must be made by the Participant to confirm receipt of the fax document(s). The dedicated fax number for ETF orders is 617-385-1951. The procedures applicable to confirmation of an e-mail order will apply to a fax order, and the applicable Order Confirmation will be provided by fax.

PLEASE NOTE: A Purchase Order is not accepted until the Confirmation Number is issued by NFS. The Purchase Order will be deemed accepted by NFS and the Confirmation Number issued at the time the original e-mail was received if all Purchase Order requirements are fulfilled at that time. In circumstances where the original Purchase Order was not complete at the time of the original e-mail, the Purchase Order will be deemed accepted and the Confirmation Number issued when all Purchase Order requirements have been fulfilled to the satisfaction of NFS. An Order may only be cancelled on the same day the Order was received by sending a Cancel Order to NFS on the Order Form, provided that the Cancel Order references the Confirmation Number of the original Order and is received prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day). If the Participant does not receive a Confirmation Number prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day), the Purchase Order cannot be cancelled.

2. Quality Assurance - If the Participant does not receive an Order Confirmation within 15 minutes or if the Order Confirmation is inaccurate, the Participant should immediately notify NFS via telephone at (877) 808-3434 option 1. NFS will ensure that the either the Order Confirmation is delivered or that the Purchase Order is corrected and a new Order Confirmation is delivered.

3. Rejecting or Suspending Purchase Orders - The Fund, Distributor, or NFS reserves the right to suspend a Purchase Order in the event that its acceptance would appear to result in the Participant or a Beneficial Owner owning 80 percent (80%) or more of all outstanding ETF Shares and if pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, such a circumstance would result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In such event, the Distributor or NFS will attempt to contact an Authorized Person for purposes of confirmation of the fact that with respect to such Participant no Beneficial Owner would own 80 percent (80%) or more of all outstanding ETF Shares upon execution of the Purchase Order or that such a circumstance would not result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In the event that the Distributor or NFS is unable to contact an Authorized Person of the Participant or if the Participant fails to transmit an identical Purchase Order containing a representation and warranty as to such fact, then the Purchase Order shall be deemed invalid.

The Distributor or NFS further reserves the absolute right to reject a Purchase Order if (i) the portfolio of Deposit Securities is not in proper form; (ii) acceptance of the Deposit Securities would have certain adverse tax consequences; (iii) the acceptance of Deposit Securities would, in the opinion of counsel, be unlawful; (iv) the acceptance of Deposit Securities would otherwise, in the discretion of the Fund or Adviser, have an adverse effect on the Fund or the rights of Beneficial Owners; or (v) in the event that circumstances outside the control of Fund, Distributor, or Adviser make it for all practical purposes impossible to process a Purchase Order. The Fund shall notify the Participant of its rejection of any Purchase Order. Fund, Distributor or NFS are under no duty, however, to give notification of any defects or irregularities in the delivery of Deposit Securities nor shall either of them incur any liability for the failure to give any such notification.

4. Settlement Date - Except as provided below, Deposit Securities must be delivered through the National Securities Clearing Corporation ("NSCC") to a Depository Trust Company ("DTC") account maintained at the applicable custodian of the Fund on or before the Settlement Date. The " Settlement Date" is trade date plus three business days. Participant must also make available on or before the Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by Fund to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order. Any excess funds will be returned following settlement of the issue of the Creation Unit. Except as provided in the next two paragraphs, a Creation Unit in ETF shares of the Fund will be issued concurrently with the transfer of good title to Fund of the portfolio of Deposit Securities through the NSCC's Continuous Net Settlement ("CNS") system and the payment of the Cash Component.

The Fund reserves the right to permit or require the substitution of an amount of cash (i.e., a "cash in lieu" amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the Clearing Process, and payment of an additional Transaction Fee. The Adviser, subject to the approval of the Board, may adjust the Transaction Fee to protect ongoing shareholders. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed in the Statement of Additional Information and Section II.

5. Placing a Redemption Order - Redemption Orders for Creation Units may be initiated only on days that Nasdaq (or NYSE, if Nasdaq is not open on that day) is open for trading. To begin a Redemption Order, an Authorized Person for the Participant will submit a Redemption Order via e-mail utilizing the Fidelity Nasdaq Composite Index Tracking Stock Order Form. The e-mail needs to be sent to the following e-mailbox, NFSETF@fmr.com , not later than the closing time of the regular trading session of the Nasdaq (or NYSE, if Nasdaq is not open on that day) which is ordinarily 4:00 p.m. Eastern Standard Time. NFS will verify the authenticity of the Redemption Order by ensuring that the Order has been placed by an Authorized Person (verified by confirmation of its PIN) and that all the required fields for the Redemption Order ticket including (i) Participant name, (ii) ETF Shares cusip number; (iii) transaction type; (iv) unit quantity (in Creation Units); (v) trade date, and confirmation, if necessary, that the Participant holds the requisite number of ETF Shares necessary for a Creation Unit, are properly completed. Upon affirmation of the Redemption Order details, and acceptance of the Redemption Order, NFS will produce a unique Confirmation Number for the Order and e-mail the Order Confirmation back to the Authorized Person of the Participant within 15 minutes of the receipt of the e-mail by NFS.

In the event that either NFS or the Authorized Participant were to experience technical difficulties that inhibit the transmission of order information by e-mail between the parties, then facsimile must be utilized. The dedicated Fax number for ETF orders is 617-385-1951. A follow-up telephone call to NFS at 877-808-3434 option 1 must be made by the Participant to confirm receipt of the fax document(s). The procedures applicable to confirmation of an e-mail order will apply to a fax order, and the Order Confirmation will be provided by fax.

PLEASE NOTE: A Redemption Order is not accepted until the Confirmation Number is issued by NFS. The Redemption Order will be deemed accepted by NFS and the Confirmation Number issued at the time the original e-mail was received if all Redemption Order requirements are fulfilled at that time. In circumstances where the original Redemption Order was not complete at the time of the original e-mail, the Redemption Order will be deemed accepted and the Confirmation Number issued when all Redemption Order Order requirements have been fulfilled to the satisfaction of NFS. An Order may only be cancelled on the same day the Order was received by sending a Cancel Order to the Distributor on the Order Form, provided that the Cancel Order references the Confirmation Number of the original Order and is received prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day). If the Participant does not receive a Confirmation Number prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day), the Redemption Order may not be cancelled.

6. Quality Assurance - If the Participant does not receive an Order Confirmation within 15 minutes or if the Order Confirmation is inaccurate, the Participant should immediately notify the NFS via telephone at (877) 808-3434 option 1. NFS will ensure that the either the Order Confirmation is delivered or that the Redemption Order is corrected and a new Order Confirmation is delivered.

7. Taking Delivery of Deposit Securities - The Deposit Securities constituting in-kind redemption proceeds will be delivered to the appropriate account as indicated in Participant's instructions. A redeeming Beneficial Owner must maintain appropriate securities broker-dealer, bank or other custody arrangements to which account such Deposit Securities will be delivered. Redemptions of ETF Shares for Deposit Securities will be subject to compliance with applicable United States federal and state securities laws.

8. Settlement Date - Except as provided below, ETF Shares must be delivered through the National Securities Clearing Corporation ("NSCC") to a Depository Trust Company ("DTC") account maintained at the applicable custodian of the Fund on or before the Settlement Date. The " Settlement Date" is the date upon which all the required ETF Shares must be delivered to the Fund and, the Deposit Securities, Cash Component less any fees are delivered by the Fund to the Participant (ordinarily trade date plus three business days). The Fund will make available on the Settlement Date, the Cash Component next determined after acceptance of the Redemption Order, less the applicable Transaction Fee. Except as provided in the next two paragraphs, the Deposit Securities representing a Redemption Unit of the Fund will be issued concurrently with the transfer of good title to ETF Shares of the required aggregation through the NSCC's Continuous Net Settlement (CNS) system and the delivery of the Cash Component less the Transaction Fee.

The Fund reserves the right to permit or require the substitution of an amount of cash (i.e., a "cash in lieu" amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the Clearing Process and payment of an additional Transaction fee. The Adviser, subject to the approval of the Board, may adjust the Transaction Fee to protect ongoing shareholders. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed in the Statement of Additional Information and Section II.

As permitted by federal securities laws, the right of redemption for ETF shares may be suspended or the date of payment postponed by the Fund (i) for any period during which the New York Stock Exchange (NYSE) is closed (other than customary weekend and holiday closings); (ii) for any period during which trading on the NYSE is suspended or restricted; (iii) for any period during which an emergency exists as a result of which disposal of the shares or determination of the Fund's NAV is not reasonably practicable; or (iv) in such other circumstances as permitted by the SEC.

9. Netting of Purchase and Redemption Orders: Participant understands that NSCC intends to net Index Receipt Instructions to process one net Creation Unit trade per Participant on each Business Day that a Participant submits both Purchase Orders and Redemption Orders. The Participant will be deemed to submit either a net Purchase Order or net Redemption Order for Creation Units on that Business Day, and settlement of the net trade will follow procedures for the applicable Purchase or Redemption Orders.

II. ADDITIONAL REQUIREMENTS FOR PLACING A CUSTOM ORDER FOR PURCHASES OR REDEMPTIONS OF CREATION UNITS OUTSIDE OF THE CLEARING PROCESS

1. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed below and in the Fund's Prospectus and Statement of Additional Information.

2. Custom Orders must follow the same PIN verification, trade order submission and confirmation procedures as described in Section I, except that the cut-off time for all Purchase and Redemption Orders that are not processed through the Clearing Process will be 3:00pm Eastern Time. CUSTOM ORDERS WILL NOT BE PROCESSED IF RECEIVED BY NFS AFTER 3:00 PM ON ANY BUSINESS DAY THAT THE NASDAQ MARKET (OR NYSE, IF NASDAQ IS NOT OPEN ON THAT DAY) IS OPEN FOR TRADING. A Custom Order trade ticket will also require additional information regarding the customized nature of the Order.

3. Cash Purchases - When, in the sole discretion of the Fund, cash purchases of Creation Units are available or specified for the Fund, such purchases shall be effected in essentially the same manner as in-kind purchases thereof. In the case of a cash purchase, Participant must pay the cash equivalent of the Deposit Securities it would otherwise be required to provide through an in-kind purchase. In addition, to offset Fund's brokerage and other transaction costs associated with using the cash to purchase the requisite Deposit Securities, Participant must pay a higher Transaction Fee.

4. Cash Redemptions - In the event that, in the sole discretion of the Fund, cash redemptions are permitted or required by the Fund, proceeds will be paid to the Participant redeeming ETF Shares as soon as practicable after the date of redemption, but in no event more than seven business days after the tender of such shares to the Fund or its agent except as otherwise permitted under the Investment Company Act of 1940. Proceeds will be paid to Participant net of applicable Transaction Fees.

5. Creation of Creation Units Prior to Receipt of Deposit Securities - Creation Units of the Fund may be created in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit with the Trust having a value greater than the net asset value of the Creation Unit on the date the Purchase Order is placed in proper form. In addition to available Deposit Securities, cash must be deposited in an amount equal to the sum of (i) the Cash Component plus (ii) 115% of the market value of the undelivered Deposit Securities. ("Additional Cash Deposit"). The Purchase Order shall be deemed to be received on the business day in which the Purchase Order is placed, provided that the Purchase Order is placed in proper form prior to the closing of the Nasdaq (or NYSE, if Nasdaq is not open on that day) on that date and federal funds in the appropriate amount are deposited with the Trust's Custodian by 11am Eastern Time the following business day. If the Purchase Order is not placed in proper form by 3:00pm Eastern Time or federal funds in the appropriate amount are not received by 11am Eastern Time the next business day, then the Purchase Order may be deemed to be rejected and the Participant shall be liable to the Fund for any losses, if any, resulting therefrom. An additional amount of cash will be required to be deposited with the Fund, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 115% of the daily marked to market value of the missing Deposit Securities.

To the extent that the missing Deposit Securities are not received by 2:00pm Eastern Time on the third Business Day following the following the day on which the Purchase Order is deemed received by the NFS, or in the event a mark-to-market payment is not made within one business day following notification by NFS that such payment is required, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases. These costs are deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the purchase order was deemed received by NFS plus brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee prescribe in the Prospectus applicable to creation or redemption orders through the Clearing Process, and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation and or redemption outside the Clearing Process. The delivery of ETF shares will occur no later than the third Business Day following the day on which the Purchase Order is deemed received by NFS.

6. Redemption of Creation Units Prior to Receipt of ETF Shares - In the event that the Participant has submitted a redemption request in proper form but is unable to transfer all or part of the ETF Shares in Creation Units to be redeemed to Distributors or the Index Receipt Agent on behalf of the Fund, at or prior to the closing time of regular trading on Nasdaq (or NYSE, if Nasdaq is not open on that day) on the date that such redemption request is submitted, NFS will nonetheless accept the redemption request in reliance on the undertaking by the Participant to deliver the missing ETF shares as soon as possible, which undertaking shall be secured by the Participant's delivery and maintenance of collateral consist of cash having a value (marked to market daily) at least equal to 115% of the value of the missing ETF shares. The current procedures for collateralization of missing shares require, among other things, that any cash collateral shall be in the form of federal funds and shall be held by the fund and marked-to-market daily, and that the fees of the fund and of any sub-custodians in respect of delivery, maintenance, and redelivery of cash collateral shall be payable by the Participants. The Participant will permit the Fund to purchase the missing shares or acquire the Deposit Securities and Balancing Amount underlying such shares at any time and will be liable for any shortfall between the cost to the Fund of purchasing such ETF shares, Deposit Securities, or Balancing Amount and the value of the collateral. The Fund may reduce the proceeds of redemption paid to Participant by any fees or costs so incurred.

7. Creation or Redemption Orders Requesting Settlement not on Settlement Date.

For any Creation Unit in which Participant requests settlement earlier than the Settlement Date, the Participant must deliver to the Fund's custodian the required Deposit Securities and Balancing Amount by 11:00 am and 2:00 pm Eastern Time, respectively, on the Business Day following the Order Transmittal Date. If the Fund's custodian does not receive both the required Deposit Securities and the Balancing Amount by 11:00am and 2:00pm, respectively, on the next Business Day immediately following the Transmittal Date, such order will be cancelled. The delivery of Creation Units so purchased will occur not later than the end of the third Business Day following the date on which the order is deemed received by NFS.

For any Redemption Order in which Participant requests settlement earlier than the Settlement Date, the Participant must deliver the requisite number of ETF shares to the Fund's Custodian prior to 2:00pm Eastern Time on the Business Day following the Transmittal Date of such order. In such case, the value of Fund securities and the Cash Redemption Amount to be delivered will be computed on the Business Day that the order is deemed received by the Transfer Agent. Delivery of proceeds will occur not later than the end of the third Business Day following the date on which the order is deemed received by the NFS, net of any applicable Transaction Fees.

Annex III

Form of Certified Authorized Persons of Participant

The following are the names, titles, and signatures of all persons (each an "Authorized Person") authorized to give instructions relating to any activity contemplated by this Authorized Participant Agreement, or any other notice, request, or instruction on behalf of Participant pursuant to this Authorized Participant Agreement.

For each Authorized Person:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

Name

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

The undersigned [name], [title], [company] does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such office, that they have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement by and among Fidelity Distributors Corporation and [Participant] dated [date] and that their signatures set forth above are their own true and genuine signatures.

Date:

Name:

Title: [Participant's] Secretary or Other Duly Authorized Officer

Annex IV

FUND CUSTODY ACCOUNTS FOR

DELIVERY OF DEPOSIT SECURITIES

The custody accounts into which a Participant should transfer Deposit Securities when Purchasing one or more Creation Units of ONEQTM Shares issued by the Fidelity Nasdaq Composite Index Tracking Stock are:

Account Name:	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity Nasdaq Composite Index Tracking Stock
Account Number:		DTC 2357
Other Reference Number:		P85668

Annex V

PARTICIPANT ACCOUNTS FOR

DELIVERY OF REDEMPTION SECURITIES

The account into which the Fidelity Nasdaq Composite Index Tracking Stock should transfer Redemption Securities when Authorized Participant redeems one or more Creation Units of ONEQTM Shares is:

Account Name:

Account Number:

Other Reference Number:

EXHIBIT III

TO AGENCY AGREEMENT

BETWEEN THE TRUST

AND

JPMORGAN CHASE BANK

FEE SCHEDULES

ON BEHALF OF FIDELITY NASDAQ COMPOSITE INDEX TRACKING STOCK

FOR TRANSFER AGENT SERVICES (SCHEDULE A)

Without ETF Order Taking Function:

First $2 billion1 1 bp

Over $2 billion1 0 bp

Minimum fee: $75,000 per annum

Daily Share Processing

- Maintains the outstanding ETF shares on the JPMorgan Transfer Agency system.

- All transactions corresponding to each DWAC (DTC's term for Deposit/Withdrawal At Custodian) will be processed on the Transfer Agency system.

- DWAC approval: Approve or cancel deposit and withdrawal instructions to create or redeem positions at DTC.

- Daily DTC Reconcilement: Reconcilement process with DTC each evening.

- Fund Accounting Reconcilement process (total shares outstanding, CUSIP, fund description).

Paying Agent

- Fidelity notifies JPMorgan as ETF Transfer Agent, via fax, of dividends and/or capital gains that have been declared.

- JPMorgan announces the upcoming distribution to DTC, verifies the distribution information (record date, payable date, rates and distribution types), and enters it onto the Transfer Agency system.

- Once the information is verified with Fidelity, the funds are wired to DTC prior to 2:00 p.m. on payable date.

Out of Pocket Fees

Fidelity Investments will reimburse JPMorgan for reasonable out-of-pocket expenses incurred on its behalf.

FOR INDEX RECEIPT AGENT (SCHEDULE B) AND CUSTODY SERVICES

Domestic Fees:

Asset Level 2 B.P

1st $1 Billion 0.50

Next $4 Billion 0.30

Next $5 Billion 0.15

All Over $10 Billion 0.10

Transaction Charge

DTC (Buy/Sell/Maturity) $4.00

DTC (Principal & Interest) $4.00

FBE (Buy/Sell/Maturity) $5.00

FBE (Principal & Interest) $5.00

PTC (Buy/Sell/Maturity) $5.00

PTC (Principal & Interest) $5.00

Physical $12.00

In-kind Transfers3 $2.60

Complex Securities/Other:

Transaction Charges/Other

FITERM & FICASH (per round trip transaction) $4.00

Central Funds $5.00

Swaps $12.00

Options $12.00

Futures $12.00

Private Placements (plus travel expenses agreed to in writing in advance) $12.00

Bank Debt (plus custom servicing based on requirements) $12.00

Time Deposits $12.00

Non-Government Repos $12.00

Creation/Redemption Unit Fees: Transaction Charge

DTC4 (Buy/Sell/Maturity) $4.00

Physical $12.00

Wire Transfers5 $12.00

ETF Creation/Redemption6 $2,000.00

The ETF will be billed for creation/redemption unit fees only if the transaction fees collected by the Bank are less than the creation/redemption unit fees incurred in processing creation/redemption activity. If the total transaction fees exceed the creation/redemption unit fees incurred in processing creation/redemption activity, the excess will be used to reduce additional fees charged by the Bank in connection with its services as Custodian, Index Receipt Agent, and Transfer Agent for the ETF.

Out of Pocket Expenses:

As agreed to in writing by both parties.

Adjustments:

Earnings credits/Overdraft charges:

Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula:

(Net Positive/Net Negative) * (Avg. FF Rate ) / 365

"Net Positive" equals the average net positive balances maintained by a Portfolio over the course of the applicable month less the applicable reserve requirement (currently 10%).

"Net Negative" equals the average net negative balances maintained by a Portfolio over the course of the applicable month.

"Avg. FF Rate" equals the average Federal Funds Rate over the course of the applicable month.

Minimums:

Minimum fee is incurred when the total asset and transaction fees (excluding creation/redemption unit fees) fall below monthly minimum of $416.67.

IN WITNESS WHEREOF, each of the parties hereto has caused this Fee Schedule to be executed in its name and on its behalf

JPMorgan Chase Bank		\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Fidelity® Commonwealth Trust:
Fidelity NASDAQ Composite Index® Tracking Stock
By:	/s/Matthew Goad		By:	/s/Maria Dwyer
Name:	Matthew Goad		Name:	Maria Dwyer
Title:	Vice President		Title:	Fund President
Date:	September 24, 2003		Date:	September 24, 2003

1 The assets used in the calculation of the transfer agent fees will be the same monthly average asset calculation as described in the fee schedule for the index receipt agent and custody fees.

2 U.S. asset values for ETF would be combined with the U.S. asset positions of other Fidelity funds with JPMorgan Chase for the purpose of applying the tiered schedule. Excludes any position held by a fund in FITERM, FICASH, or any of the Central Funds. Includes assets of FITERM, FICASH, and any Central Fund where JPMorgan Chase acts as custodian.

3 In-kind transfers refer to trades settling between two Fidelity funds where JPMorgan acts as the custodian for both funds, and no DTC settlement is required.

4 Includes cash portion of creation/redemption unit.

5 Applies to non-standard clearing processing outside of NSCC standard clearing process for creates and redeems that require manual intervention.

6 Per broker, per day of creation/redemption activity.